EX-99.B(j)igconsnt

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 67 to Registration Statement No. 2-36007 on Form N-1A of Waddell & Reed Advisors International Growth Fund, Inc. of our report dated August 12, 2005 appearing in the Annual Report to Shareholders for the fiscal year ended June 30, 2005, in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the caption "Custodial and Auditing Services" in such Statement of Additional Information. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
October 25, 2005